UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934


                             Cypress BioScience, Inc
                             -----------------------
                                (Amendment No.1)

                      Common Stock, no par value per share
                         (Title of Class of Securities)
                         ------------------------------

                                   232674507
                                   ---------
                                  CUSIP Number

                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 17 Pages
                             Exhibit Index: Page 16

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 2 of 16

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  PARAMOUNT BIOCAPITAL ASSET MANAGEMENT, INC.
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                a. |_|  b. |X|
--------------------------------------------------------------------------------
3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------
                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                       780,115
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   780,115
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    780,115
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    2.6%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 3 of 16

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ARIES MASTER FUND II

--------------------------------------------------------------------------------
2        Check the Appropriate Box If a Member of a Group *
                                                                      a. |_|
                                                                      b. |X|
--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                  CAYMAN ISLANDS
--------------------------------------------------------------------------------
                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         327,216
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   327,216
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    327,216
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    1.1 %
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 4 of 16
--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  LINDSAY A. ROSENWALD, M.D.
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                  a.  |_|
                                                                  b.  |X|
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  UNITED STATES
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          236,039
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         952,401
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         236,039
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   952,401
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,188,440
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [  ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    3.9%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    IN
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 5 of 16
--------------------------------------------------------------------------------

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ARIES DOMESTIC FUND, LP
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                a. [ ] b. [x]
--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         378,898
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   378,898
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                            378,898
--------------------------------------------------------------------------------
10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    1.3%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    PN
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 6 of 16

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ARIES DOMESTIC FUND II, LP
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                b. [ ] c. [X]
--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         67,101
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   67,101
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    67,101
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0.2%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    PN
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 7 of 16

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ORION BIOMEDICAL GP, LLC
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                   d. [ ] e. [X]
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         172,286
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   172,286

--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    172,286
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0.6%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 8 of 16


--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ORION BIOMEDICAL FUND, L.P.

--------------------------------------------------------------------------------
2        Check the Appropriate Box If a Member of a Group *

                                                                f. [ ] g. [X]
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         141,533
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                       141,533
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    141,533
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0.5%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    PN
--------------------------------------------------------------------------------
* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 9 of 16

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ABINGTON BIOMEDICAL MASTER FUND, LTD.
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                h. [ ] i. [X]
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         4,900
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   4,900
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    4,900
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0.02%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  232674507                                               Page 10 of 16

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ORION BIOMEDICAL OFFSHORE FUND, L.P.
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *

                                                                  j. [ ] k. [X]
--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         30,733
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   30,733
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    30,733
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    [ ]
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0.02%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    PN
--------------------------------------------------------------------------------

* see instructions before filling out

Item 1(a)         Name of Issuer:

                  Cypress BioScience, Inc. (the "Issuer").

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  4350 Executive Drive
                  Suite 325
                  San Diego, CA 92121

Item 2(a)         Name of Person Filing:

This statement is filed on behalf of Paramount BioCapital Asset Management, Inc. ("Paramount BioCapital"), Aries Master Fund II ("Aries Master"), Aries Domestic Fund, LP ("Aries I"), Aries Domestic Fund II, LP ("Aries II"), Orion Biomedial GP, LLC ("Orion GP"), Orion Biomedical Fund, LP ("Orion"), Orion Biomedical Offshore Fund, LP ("Orion Offshore"), Abington Biomedical Master Fund, Ltd. ("Abington") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, the "Reporting Persons"). Shares previously held by Aries Master, Ltd., Aries Master I LLC and Aries Master II LLC have been transferred to Aries Master, Aries I and Aries II respectively.

Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole stockholder and chairman of Paramount BioCapital. Paramount BioCapital is the managing member to each of Aries I and Aries II and the investment manager to Aries Master. Dr. Rosenwald is also the managing member of Orion GP, which is the general partner to each of Orion and Orion Offshore.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

The address of the principal business office of Paramount BioCapital, Aries I, Aries II, Orion, Orion Offshore and Dr. Rosenwald is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The address of the principal business office of Aries Master and Abington is c/o Fortis Fund Services Cayman Limited, Grand Pavilion Commercial Center, 802 West Bay Road, Grand Cayman, Cayman Islands.

Item 2(c)         Citizenship:

                  1) Paramount BioCapital is a Subchapter S corporation incorporated in Delaware;

2) Aries Master and Abington are Cayman Islands exempted companies;

3) Aries I, Aries II, and Orion GP are Delaware limited liability companies;

4) Orion is a Delaware limited partnership;

5) Orion Offshore is a Cayman Islands limited partnership; and

6) Dr. Rosenwald is a citizen of the United States.



Item 2(d)         Title of Class of Securities:

                  Common Stock (the "Shares").

Item 2(e)         CUSIP Number:

                  232674507

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

Each of the Reporting Persons may be deemed the beneficial owner of the following number of Shares:

            (i) Paramount BioCapital may be deemed to own 780,115 Shares, which includes the Shares owned by Aries Master, Aries I, Aries II, and Abington.

            (ii)  Aries Master may be deemed the beneficial owner of 327,216
                  Shares

            (iii) Aries I may be deemed the beneficial owner of 378,898 Shares

            (iv)  Aries II may be deemed the beneficial owner of 67,101 Shares

            (v) Orion GP may be deemed the beneficial owner of 172,286 Shares, which includes the Shares owned by Orion and Orion Offshore.

            (vi)  Orion may be deemed the beneficial owner of 141,533 Shares

            (vii) Orion Offshore may be deemed the beneficial owner of 30,733
                  Shares

            (viii) Abington may be deemed the beneficial owner of 4,900 Shares

            (ix) Dr. Rosenwald may be deemed the beneficial owner of 1,186,440 Shares as follows: (a) all shares described in (i) - (vii) above; and (c) 128,471 Shares and warrants to purchase 107,568 Shares owned directly by Dr. Rosenwald.


Item 4(b)         Percent of Class:

                  Please see Item 11 of each cover page.

Item 4(c)         Number of shares as to which such person has:


         (i)       Sole power to vote or direct the vote:                         Please see Item 5 of each cover
                                                                                  page
         (ii)      Shared power to vote or to direct the vote                     Please see Item 6 of each cover
                                                                                  page
         (iii)     Sole power to dispose or to direct the disposition of          Please see Item 7 of each cover
                                                                                  page
         (iv)      Shared power to dispose or to direct the disposition of        Please see Item 8 of each cover
                                                                                  page

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that the Reporting Person has ceased to be the beneficial owner of more than five percent of a class of securities of the Issuer, check the following box. |X|

                  During 2004, the Reporting Persons, individually and collectively, ceased to be a beneficial owner of more than 5% of any class of securities of the Issuer.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  This Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10. Certification:

                  By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct, as of this February 10, 2005.

LINDSAY A. ROSENWALD, M.D.           PARAMOUNT BIOCAPITAL ASSET MANAGEMENT, INC.


By /s/LINDSAY A. ROSENWALD           By: /s/ LINDSAY A. ROSENWALD
 ------------------------------           ---------------------------
                                     Name:  Lindsay A. Rosenwald, M.D.
                                     Title:    Chairman

ORION BIOMEDICAL GP, LLC             ARIES MASTER FUND II

                                     By:  Paramount BioCapital Asset
                                     Management, Inc.
By: /s/LINDSAY A. ROSENWALD          Its:   Investment Manager
Name:  Lindsay A. Rosenwald, M.D.
Title:    Managing Member            By: /s/ LINDSAY A. ROSENWALD
                                         ---------------------------
                                     Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL FUND, LP            Title:    Chairman

By:  Orion Biomedical GP, LLC.       ARIES DOMESTIC FUND, L.P.
        Its General Partner
                                     By:  Paramount BioCapital Asset
                                     Management, Inc.
By: /s/ LINDSAY A. ROSENWALD
Name:  Lindsay A. Rosenwald, M.D.            Its Managing Manager
Title:    Managing Member
                                     By: /s/ LINDSAY A. ROSENWALD
                                         ---------------------------
                                     Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL                     Title:    Chairman
OFFSHORE FUND, LP

By:  Orion Biomedical GP, LLC.       ARIES DOMESTIC FUND II, L.P.
        Its General Partner

By: /s/ LINDSAY A. ROSENWALD         By:  Paramount BioCapital Asset
    ---------------------------           Management, Inc.
Name:  Lindsay A. Rosenwald, M.D.         Its Managing Manager
Title:    Managing Member
                                     By: /s/ LINDSAY A. ROSENWALD
ABINGTON BIOMEDICAL MASTER FUND, LTD Name:  Lindsay A. Rosenwald, M.D.
                                     Title:    Chairman
By:  Paramount BioCapital
Asset Management, Inc.
Its:   Investment Manager

By: /s/ LINDSAY A. ROSENWALD
Name:  Lindsay A. Rosenwald, M.D.
Title:    Chairman

                                  EXHIBIT INDEX

                                                                                                        Page No.

A.        Joint Filing Agreement, dated as of February 10, 2005, by and among Paramount BioCapital
          Asset Management, Inc., Aries Master Fund II, Aries Domestic Fund, LP, Aries Domestic Fund
          II, LP, Abington Biomedical Master Fund, Ltd., Orion BioMedical Fund, LP, Orion BioMedical         16
          Offshore Fund, LP, Orion BioMedical GP, LLC and Lindsay A. Rosenwald, M.D...................

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Cypress BioSciences, Inc. dated as of February 10, 2005, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

LINDSAY A. ROSENWALD, M.D.           PARAMOUNT BIOCAPITAL ASSET MANAGEMENT, INC.


By /s/LINDSAY A. ROSENWALD           By: /s/ LINDSAY A. ROSENWALD
 ------------------------------           ---------------------------
                                     Name:  Lindsay A. Rosenwald, M.D.
                                     Title:    Chairman

ORION BIOMEDICAL GP, LLC             ARIES MASTER FUND II

                                     By:  Paramount BioCapital Asset
                                     Management, Inc.
By: /s/LINDSAY A. ROSENWALD          Its:   Investment Manager
Name:  Lindsay A. Rosenwald, M.D.
Title:    Managing Member            By: /s/ LINDSAY A. ROSENWALD
                                         ---------------------------
                                     Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL FUND, LP            Title:    Chairman

By:  Orion Biomedical GP, LLC.       ARIES DOMESTIC FUND, L.P.
        Its General Partner
                                     By:  Paramount BioCapital Asset
                                     Management, Inc.
By: /s/ LINDSAY A. ROSENWALD
Name:  Lindsay A. Rosenwald, M.D.            Its Managing Manager
Title:    Managing Member
                                     By: /s/ LINDSAY A. ROSENWALD
                                         ---------------------------
                                     Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL                     Title:    Chairman
OFFSHORE FUND, LP

By:  Orion Biomedical GP, LLC.       ARIES DOMESTIC FUND II, L.P.
        Its General Partner

By: /s/ LINDSAY A. ROSENWALD         By:  Paramount BioCapital Asset
    ---------------------------           Management, Inc.
Name:  Lindsay A. Rosenwald, M.D.         Its Managing Manager
Title:    Managing Member
                                      By: /s/ LINDSAY A. ROSENWALD
ABINGTON BIOMEDICAL MASTER FUND, LTD  Name:  Lindsay A. Rosenwald, M.D.
                                      Title:    Chairman
By:  Paramount BioCapital
Asset Management, Inc.
Its:   Investment Manager

By: /s/ LINDSAY A. ROSENWALD
Name:  Lindsay A. Rosenwald, M.D.
Title:    Chairman